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                                                                       Exhibit 3

                                LOCK-UP AGREEMENT

      THIS LOCK-UP AGREEMENT ("Agreement") is dated as of February 7, 2005, by and among ViryaNet Ltd., an Israeli corporation (the "Company") and Telvent Investments, S.L., a company organized under the laws of Spain ("Stockholder").

                                    RECITALS

A. This Agreement is being delivered in connection with the Share Purchase Agreement (the "Share Purchase Agreement") dated as of February 7, 2005, by and between the Company and the Stockholder.

B. The Company and the Stockholder believe it to be in their best interests that certain transfer restrictions be imposed on the Ordinary Shares of the Company to be issued pursuant to the Share Purchase Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and in the Share Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

      1.1 "Ordinary Shares" shall mean the ordinary shares, par value NIS 1.00 each, of the Company.

      1.2 "Registration Rights Agreement" shall mean that certain Registration Rights Agreement entered as of the date of this Agreement by and between the Company, the Stockholder and the other purchasers identified in such agreement.

      1.3 "Subject Shares" shall mean the Ordinary Shares issued to the Stockholder pursuant to the Share Purchase Agreement (the "Newly Acquired Shares"), and any Ordinary Shares issued in respect of such Newly Acquired Shares as a dividend or in connection with a stock split, recapitalization, reclassification, subdivision, combination or exchange of Ordinary Shares of the Company.

      1.4 "Transfer" shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), transfer by operation of law (other than by way of a merger or consolidation of the Company) or in any other way encumber or dispose of, directly or indirectly and whether or not voluntarily, other than a transfer of Ordinary Shares by the Stockholder to an Affiliate of such Stockholder who executes a written agreement, which is reasonably satisfactory to Company, agreeing to be bound by the terms and provisions of this Agreement.
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      1.5 "Affiliate" shall mean (a) any general, special or limited partner, member, shareholder or any other person or entity who holds a beneficial interest in the Stockholder, (b) an "affiliate," as defined in Rule 144(a)(1) prescribed by the Securities and Exchange Commission, of such Stockholder.

2. Restrictions on Transfer of Subject Shares. The Stockholder shall not Transfer any Subject Shares prior to the date that is six (6) months after the date of this Agreement (such six month period referred to as the "Period"). Following the completion of the Period such Ordinary Shares shall not be subject to Transfer limitations under this Agreement. Notwithstanding the foregoing the Shareholder shall be free to Transfer any Subject Shares which are Registrable Securities (as defined in the Registration Rights Agreement) pursuant to the terms of the Registration Rights Agreement.

3. "Market Stand-Off" Agreement. The Stockholder hereby agrees that for a period of up to 90 days or such lesser period of time as requested by the underwriters of an underwritten offering of the Company's securities, following the effective date of a registration statement of the Company filed under the Securities Act of 1933, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by it at any time during such period except for securities included in such registration, provided, however, the Stockholder shall be prevented by reason of this Section 3 from Transferring only as long as (A)(i) Samuel HaCohen, (ii) Win Burke and Al Gabrieli (provided that they are employed by the Company or its Affiliates),
(iii) the Company's VP Sales, (iv) and other person serving as Chairman, CEO, CFO and VP Sales of the parent, and (v) three percent (3%) shareholders of the Company, have also signed a similar agreement, and (B) the underwriters shall not release any party from any lock-up agreement or similar agreement (a "Lock Up Release") without (x) providing the undersigned at least three (3) business days' prior written notice of the effective date of the Lock Up Release and (y) simultaneously releasing the undersigned and its Affiliates to the same extent from any lock-up letter or similar agreement to which they are a party. The Stockholder shall not be prevented by reason of this Section 3 from Transferring any Subject Shares at any time after the expiration of the fifteen month period commencing on the date hereof.

4. Compliance with Law. Notwithstanding anything to the contrary contained herein, all Transfers shall be in compliance with the United States Securities Act of 1933, as amended, and all other applicable securities law and legal requirements.

5. Legend. The Stockholder agrees that any certificates evidencing Subject Shares shall be stamped or endorsed with a legend in substantially the following form; provided, that the Company shall upon termination of this Agreement promptly, upon request, deliver replacement certificates without the legend below in exchange for the legended certificates:

THE TRANSFER OF THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A LOCK-UP AGREEMENT DATED AS OF FEBRUARY 7, 2005, AMONG THE COMPANY AND TELVENT INVESTMENTS, S.L., A COPY OF


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WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND MAY BE
OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY.

6. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to the Company as follows: The Stockholder has the necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

7. Integration. This Agreement, the Share Purchase Agreement and the Registration Rights Agreement (including the Exhibits thereto), and the agreements, documents, certificates and instruments referred to herein and therein constitute the entire agreement and supersede all prior agreements and understandings between the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to its subject matter other than those expressly set forth or referred to herein.

8. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

9. Severability. If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

10. Amendment; Waiver. This Agreement may be amended only by a written instrument duly executed by each party hereto. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, any such waiver being effective only if contained in a writing executed by the party against whom the waiver is sought to be enforced.

11. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested):

If to Company:

         ViryaNet Ltd.
         c/o ViryaNet Inc.
         2 Willow Street
         Southborough, MA, 01745
         Attention:  Samuel HaCohen, Chairman


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With a copy to:

         Meitar, Liquornik, Geva & Leshem Brandwein.
         16 Abba Hillel Silver Rd.
         Ramat Gan, 52506
         Israel
         Attention: Raanan Lerner, Adv.

If to the Stockholder:

         Telvent Investments, S.L.:
         Telvent Investments, S.L
         Valgrande, 6
         28108 Alcobendas
         Madrid
         Spain
         Attention: Mr. Jose Ignacio del Barrio
         Facsimile: 34-91-714-70001
         Email: _______________

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

12. Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors, heirs, executors and other legal representatives and permitted assigns of the parties hereto. This Agreement and the rights hereunder shall not be assignable or transferable by the Stockholder, except as provided for herein, without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned. The Company may assign this Agreement and its rights hereunder to any successor-in-interest.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws). Each party to this Agreement consents to the exclusive jurisdiction and venue of the courts of the State of New York.

14. Further Assurances. From time to time, as and when requested by any party hereto and without further consideration, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as may be necessary or desirable to consummate the transactions contemplated by this Agreement.


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15. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

16. Limitation of Liability. In no event shall either the Company or the Stockholder be liable to the other party for any consequential, indirect, special or incidental costs, damages or loss (including, without limitation, lost profits, loss of business), regardless of the nature, arising out of or relating in any way to this Agreement.


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      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                       VIRYANET LTD.

                                       By:/s/ Samuel HaCohen
                                          --------------------------
                                       Name: Samuel Hacohen
                                       Title: Chairman of the Board

                                       TELVENT INVESTMENTS, S.L.

                                       By: /s/ Manuael Sanchez Ortega
                                          ---------------------------
                                           Name: Manuel Sanchez Ortega
                                           Title: Joint Administrator

                                       By: /s/ Jose Ignacio del Barrio Gomez
                                          ----------------------------------
                                           Name: Jose Ignacio del Barrio Gomez
                                           Title: Joint Administrator


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